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                                                              Exhibit 5.1

                                 [LETTERHEAD]

(310) 273-1870                                                      410.522405-1

                                 June 17, 1999



Imperial Credit Industries, Inc.
23550 Hawthorne Blvd.
Building 1, Suite 240
Torrance, CA 90505

             Re:  Imperial Credit Industries, Inc.
                  Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Imperial Credit Industries, Inc., a California corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3, to be filed on or about June 17, 1999, as such may be amended from time to time, (the "Registration Statement"), of the Company, with exhibits as filed in connection therewith and the form of prospectus contained therein, for registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 5,258,570 shares of the Company's Common Stock (the "Shares"), no par value per share (the "Common Stock"), which may be offered from time to time by a certain selling stockholder as described therein. This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of this opinion, we have examined such matters of law and originals, or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records of the Company relating to the authorization, offering and issuance of the Shares, and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

Based on the foregoing and on all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable shares.

We express no opinion as to the applicability or effect of any laws, orders or judgements or any state or jurisdiction other than the federal securities laws and the substantive laws of the State of
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Imperial Credit Industries, Inc.
June 17, 1999
Page 2




California. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We consent to the use of our name under the caption "Legal Matters" in the Prospectus, constituting part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,


                                           /s/ FRESHMAN, MARANTZ, ORLANSKI,
                                           COOPER & KLEIN


                                           FRESHMAN, MARANTZ, ORLANSKI,
                                           COOPER & KLEIN